Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-269137) and Form S-8 (No. 333-262140) of TPG Inc. of our report dated September 26, 2023 relating to the financial statements of AG Partner Investments, L.P., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 2, 2023